Exhibit 5.1

June 17, 2005

BTU International, Inc.
23 Esquire Road
North Billerica, MA 01862-2596

Ladies and Gentlemen:

This opinion is furnished to you in connection with Post-Effective Amendment No. 1 to the registration statement on Form S-8 (the “Registration Statement”), Registration Number 333-94713, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of shares of common stock of BTU International, Inc., a Delaware corporation (the “Company”) that are subject to outstanding options granted under the 1993 Equity Incentive Plan that are forfeited or cancelled in whole or in part on or after May 16, 2003 (the “Shares”). Pursuant to the Post-Effective Amendment, the Common Stock so registered may be issued pursuant to certain awards (the “Awards”) under the Company’s 2003 Equity Incentive Plan (the “Plan”).

We have acted as counsel for the Company in connection with the Plan. For purposes of this opinion, we have examined or relied upon such documents, records, certificates and other instruments as we have deemed necessary. This opinion is limited to the General Corporation Law of the State of Delaware, including those applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon the foregoing, we are of the opinion that the Shares to be issued pursuant to the Plan have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP